Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	July 20, 2017
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Premier Portland Apartments

Chicago (July 20, 2017) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Jory Trail at the Grove, a premier 324-unit apartment complex that is 95% leased. The Class A apartment property is located in the Portland, Oregon suburb of Wilsonville. The purchase price was approximately $75 million.

Wilsonville is a thriving suburb of Portland that features a robust apartment market, low market vacancy and no multifamily units under construction or planned in the submarket. The suburb is conveniently located along the I-5, providing access to some of greater Portland’s major employment centers and is home to Xerox, Mentor Graphics, Rockwell Collins and Tyco. Wilsonville, which has attracted a growing population of affluent families, also offers an exceptional public school system that Niche.com and US News & World Report have ranked as a top school system both locally and nationally. Wilsonville’s strong employment base and high barriers to entry should result in continued strong demand and future rent growth.

“The acquisition of Jory Trail at the Grove demonstrates JLL Income Property Trust’s strategy to invest in high-quality apartment assets in strong-performing areas featuring a combination of top incomes and school districts,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Jory Trail is our first multifamily acquisition in the Pacific Northwest, and we continue to focus our apartment investment strategy on submarkets that showcase stability, growth and have high barriers to entry.”

This acquisition represents JLL Income Property Trust’s ninth property investment in the apartment sector, bringing its aggregate apartment allocation to nearly $600 million and 25% of its overall property portfolio by valuation.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.